As filed with the Securities and Exchange Commission on May 16, 2022

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

TeraWulf Inc.

(Exact name of registrant as specified in its charter)

Delaware	87-1909475
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

TeraWulf Inc. 9 Federal Street Easton, Maryland 21601 (410) 770-9500 (Address of registrant’s principal executive offices)	21601 (Zip code)

TeraWulf 2021 Omnibus Incentive Plan

Inducement Grant

(Full title of the plan)

Stefanie Fleischmann

General Counsel

TeraWulf Inc.

9 Federal Street

Easton, Maryland 21601

(Name and address of agent for service)

(410) 770-9500

(Telephone number, including area code, of agent for service)

Copies to:

David S. Huntington, Esq.

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, New York 10019-6064

(212) 373-3000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

TeraWulf Inc., a Delaware corporation (the “Company”), has prepared this registration statement in accordance with the requirements of Form S-8 (this “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), to register (i) 13,660,117 shares of common stock, $0.001 par value per share, of the Company (the “Common Stock”) that are reserved for issuance or may become issuable in respect of awards under the TeraWulf 2021 Omnibus Incentive Plan (the “2021 Incentive Plan”), and (2) 1,000,000 shares of Common Stock that are reserved for issuance upon vesting of restricted stock units granted to Patrick Fleury, the Company’s Chief Financial Officer (the “Inducement Grant”). The Inducement Grant has been granted outside of the Plan as an inducement material to Mr. Fleury entering into employment with the Registrant in accordance with Nasdaq Listing Rule 5635(c)(4).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which have been filed by the Company with the Commission, are incorporated by reference into, and shall be deemed to be a part of, this Registration Statement:

•	the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 filed with the Commission on March 31, 2022;
•	the Company’s Quarterly Report on Form 10-Q for the three months ended March 31, 2022 filed with the Commission on May 16, 2022;
•

the Company’s Current Reports on Form 8-K filed with the Commission on February 11, 2022, March 9, 2022, March 16, 2022 (as amended by the Company’s Current Report on Form 8-K/A filed with the Commission on March 17, 2022), April 11, 2022, April 12, 2022, April 14, 2022 and April 26, 2022;

•

the description of the Common Stock set forth in the Company’s registration statement on Form S-3 (file no. 333-262226) filed with the Commission on January 19, 2022, as amended on January 31, 2022 (including any amendments or reports filed for the purpose of updating such description).

All reports and other documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into, and shall be deemed to be a part of, this Registration Statement from the date of the filing of such reports or other documents; provided, however, that, unless expressly incorporated by reference into this Registration Statement, documents or information deemed to have been furnished and not filed in accordance with the rules of the Commission shall not be deemed incorporated by reference into this Registration Statement under any circumstances.

For purposes of this Registration Statement, any document or any statement contained in a document incorporated or deemed to be incorporated by reference into this Registration Statement shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference into this Registration Statement modifies or supersedes such earlier document or statement. Any such document or statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) provides that a corporation may indemnify directors and officers as well as other employees and agents against expenses (including attorneys’ fees) and (other than in actions by or in the right of the corporation to procure a judgment in its favor) judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent of the registrant. The DGCL provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. Section 1 of Article VI of the registrant’s amended and restated bylaws provides for mandatory indemnification by the registrant of its present and former directors and officers and permits indemnification by the registrant of its employees and agents to the fullest extent permitted by the DGCL.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases or redemptions, or (iv) for any transaction from which the director derived an improper personal benefit. The registrant’s amended and restated certificate of incorporation provides that:

No director of the Company shall be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

The Company maintains standard policies of insurance under which coverage is provided (a) to its directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act, and (b) to the registrant with respect to payments which may be made by the registrant to such officers and directors pursuant to the above indemnification provision or otherwise as a matter of law.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibits	Description

3.1	Amended and Restated Certificate of Incorporation of TeraWulf Inc., dated as of December 13, 2021 (incorporated by reference to Exhibit 3.1 of the Form 8-K12B filed with the SEC on December 13, 2021).

3.2	Amended and Restated Bylaws of TeraWulf Inc., effective as of December 13, 2021 (incorporated by reference to Exhibit 3.2 of the Form 8-K12B filed with the SEC on December 13, 2021).

5.1*	Opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP.

10.1	TeraWulf 2021 Omnibus Incentive Plan (incorporated by reference to Exhibit 10.9 of the Form S-4 filed with the SEC on July 30, 2021).

10.2	Form of TeraWulf 2021 Omnibus Incentive Plan Restricted Stock Unit Award Agreement (incorporated by reference to Exhibit 10.18 of the Form S-4/A filed with the SEC on November 10, 2021).

10.3

Form of TeraWulf 2021 Omnibus Incentive Plan Performance-Based Restricted Stock Unit Award Agreement (incorporated by reference to Exhibit 10.19 of the Form S-4/A filed with the SEC on November 10, 2021).

10.4

Inducement Award Restricted Stock Unit Award Agreement, dated as of May 16, 2022, by and between TeraWulf Inc. and Patrick M. Fleury (incorporated by reference to Exhibit 10.4 of the Quarterly Report on Form 10-Q filed with the SEC on May 16, 2022).

10.5

Restricted Stock Unit Award Agreement, dated as of May 16, 2022, by and between TeraWulf Inc. and Kenneth J. Deane (incorporated by reference to Exhibit 10.6 of the Quarterly Report on Form 10-Q filed with the SEC on May 16, 2022).

23.1*	Consent of RSM US LLP, registered public accounting firm of TeraWulf Inc.

23.4*	Consent of Paul, Weiss, Rifkind, Wharton & Garrison LLP (included in Exhibit 5.1).

24.1*	Power of Attorney (included on signature pages to this Registration Statement).

107.1*	Filing Fee Table.

*	Filed herewith.

Item 9. Undertakings.

(a)The Company hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than twenty percent (20%) change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in this Registration Statement;

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)

The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, TeraWulf Inc., certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of New York, State of New York, on May 16, 2022.

TERAWULF INC.

By:	/s/ Paul B. Prager
Name: Paul B. Prager
Title: Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below hereby constitutes and appoints each of Paul B. Prager and Stefanie Fleischmann, acting alone or together with another attorney-in-fact, as his or her true and lawful agent, proxy and attorney-in-fact, with full power of substitution and resubstitution, for such person and in his or her name, place and stead, in any and all capacities, to (i) act on, sign and file with the Commission any and all amendments (including post-effective amendments) to this Registration Statement, together with all schedules and exhibits thereto, and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act, together with all schedules and exhibits thereto, (ii) act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith, (iii) act on, sign and file any supplement to any prospectus included in this Registration Statement or any such amendment or any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act, and (iv) take any and all actions which may be necessary or appropriate in connection therewith, granting unto such agents, proxies and attorneys-in-fact, and each of them, full power and authority to do and perform each and every act and thing necessary or appropriate to be done, as fully for all intents and purposes as he or she might or could do in person, hereby approving, ratifying and confirming all that such agents, proxies and attorneys-in-fact, or any of their respective substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed on May 16, 2022 by the following persons in the capacities indicated.

Signature	Title

/s/ Paul B. Prager	Chief Executive Officer and Chair of the Board of Directors
Paul B. Prager	(Principal Executive Officer)

/s/ Kenneth J. Deane	Chief Financial Officer and Treasurer
Kenneth J. Deane	(Principal Financial Officer)

/s/ Nazar M. Khan	Chief Operating Officer, Chief Technology Officer and
Nazar M. Khan	Executive Director

/s/ Kerry M. Langlais	Chief Strategy Officer and Executive Director
Kerry M. Langlais

/s/ Michael C. Bucella	Director
Michael C. Bucella

/s/ Walter E. Carter	Director
Walter E. Carter

/s/ Catherine J. Motz	Director
Catherine J. Motz

/s/ Jason G. New	Director
Jason G. New

/s/ Steven T. Pincus	Director
Steven T. Pincus

/s/ Lisa A. Prager	Director
Lisa A. Prager